Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-3

(Form Type)

Kura Sushi USA, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Each Class of Securities to be Registered(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.001 per share	457(o)	(1)(2)	(1)(2)	(1)(2)		(1)(2)

Equity	Preferred Stock, par value $0.001 per share	457(o)	(1)(2)	(1)(2)	(1)(2)		(1)(2)

Equity	Depositary Shares(3)	457(o)	(1)(2)	(1)(2)	(1)(2)		(1)(2)

Other	Warrants(4)	457(o)	(1)(2)	(1)(2)	(1)(2)		(1)(2)

Other	Subscription Rights(5)	457(o)	(1)(2)	(1)(2)	(1)(2)		(1)(2)

Other	Share Purchase Contracts	457(o)	(1)(2)	(1)(2)	(1)(2)		(1)(2)

Other	Share Purchase Units	457(o)	(1)(2)	(1)(2)	(1)(2)		(1)(2)

Unallocated (Universal Shelf)		457(o)	(1)(2)	(1)(2)	$125,000,000	$0.0001102	$13,775

Total Offering Amounts			(1)(2)	(1)(2)	$125,000,000		$13,775

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$13,775

(1)

The proposed maximum per unit and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered under this registration statement and for each class of security pursuant to Instruction 2.A.iii.b. to Item 16(b) of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). An indeterminate number of the securities of each identified class to be offered at indeterminate prices is being registered pursuant to this registration statement with a maximum aggregate offering price not to exceed $125,000,000. Securities registered hereunder may be offered in U.S. dollars or the equivalent thereof in foreign currencies. The proposed maximum aggregate offering price has been estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act. Pursuant to Rule 457(o), the registration fee is calculated based on the maximum aggregate offering price of all securities listed.

(2)

Pursuant to Rule 457(i) under the Securities Act, the securities registered hereunder include such indeterminate amount of securities as may be issued upon exercise, conversion or exchange of, pursuant to anti-dilution adjustments, or pursuant to a stock dividend, stock split or similar transaction with respect to securities that provide for such issuance, exercise, conversion, exchange, adjustment, stock split or similar transaction. Separate consideration may or may not be received for any of these securities.

(3)

Each depositary share registered hereunder will be issued under a deposit agreement and will represent an interest in a fractional share or multiple shares of Class A common stock or preferred stock and will be evidenced by a depositary receipt.

(4)	Warrants represent rights to purchase Class A common stock or preferred stock registered under this registration statement.
(5)	The subscription rights to purchase shares of Class A common stock or preferred stock will be offered without additional consideration.